Exhibit 17(e)

Schedule of investments

October 31, 2009

LEGG MASON CLEARBRIDGE CAPITAL FUND

SHARES	SECURITY	VALUE
COMMON STOCKS — 91.4%
CONSUMER DISCRETIONARY — 7.6%
	Hotels, Restaurants & Leisure — 3.2%
94,180	Ctrip.com International Ltd., ADR*	$5,042,396
270,000	Yum! Brands Inc.	8,896,500

	Total Hotels, Restaurants & Leisure	13,938,896

	Leisure Equipment & Products — 2.5%
4,000,100	Li Ning Co., Ltd.(a)	10,786,575

	Specialty Retail — 1.9%
475,000	American Eagle Outfitters Inc.	8,307,750

	TOTAL CONSUMER DISCRETIONARY	33,033,221

CONSUMER STAPLES — 5.4%
	Food & Staples Retailing — 3.2%
466,286	FHC Delaware Inc.(a)(b)*	1
190,000	Pantry Inc.*	2,680,900
300,000	Walgreen Co.	11,349,000

	Total Food & Staples Retailing	14,029,901

	Household Products — 2.2%
165,000	Procter & Gamble Co.	9,570,000

	TOTAL CONSUMER STAPLES	23,599,901

ENERGY — 13.7%
	Energy Equipment & Services — 7.0%
225,000	Baker Hughes Inc.	9,465,750
100,000	Diamond Offshore Drilling Inc.	9,525,000
1,175,000	ION Geophysical Corp.*	4,500,250
390,000	Weatherford International Ltd.*	6,836,700

	Total Energy Equipment & Services	30,327,700

	Oil, Gas & Consumable Fuels — 6.7%
180,000	Exxon Mobil Corp.	12,900,600
185,000	Newfield Exploration Co.*	7,588,700
380,000	Petrohawk Energy Corp.*	8,937,600

	Total Oil, Gas & Consumable Fuels	29,426,900

	TOTAL ENERGY	59,754,600

FINANCIALS — 17.5%
	Capital Markets — 7.5%
975,000	Charles Schwab Corp.	16,906,500
750,000	Invesco Ltd.	15,862,500

	Total Capital Markets	32,769,000

	Diversified Financial Services — 1.8%
192,300	JPMorgan Chase & Co.	8,032,371

See Notes to Financial Statements.

LEGG MASON CLEARBRIDGE CAPITAL FUND

SHARES	SECURITY	VALUE
	Insurance — 5.3%
150,000	Allstate Corp.	$4,435,500
289,000	Travelers Cos. Inc.	14,389,310
260,000	XL Capital Ltd., Class A Shares	4,266,600

	Total Insurance	23,091,410

	Real Estate Investment Trusts (REITs) — 1.4%
1,800,000	Chimera Investment Corp.	6,282,000

	Thrifts & Mortgage Finance — 1.5%
400,000	People’s United Financial Inc.	6,412,000

	TOTAL FINANCIALS	76,586,781

HEALTH CARE — 16.2%
	Biotechnology — 4.3%
200,000	Amgen Inc.*	10,746,000
160,000	Celgene Corp.*	8,168,000

	Total Biotechnology	18,914,000

	Health Care Providers & Services — 2.6%
220,000	Mednax Inc.*	11,422,400

	Pharmaceuticals — 9.3%
150,000	Johnson & Johnson	8,857,500
97,000	Roche Holding AG(a)	15,563,516
305,000	Shire Ltd., ADR	16,256,500

	Total Pharmaceuticals	40,677,516

	TOTAL HEALTH CARE	71,013,916

INDUSTRIALS — 11.1%
	Aerospace & Defense — 2.9%
175,000	L-3 Communications Holdings Inc.	12,650,750

	Construction & Engineering — 4.2%
515,000	Quanta Services Inc.*	10,918,000
295,000	Shaw Group Inc.*	7,569,700

	Total Construction & Engineering	18,487,700

	Industrial Conglomerates — 4.0%
290,000	McDermott International Inc.*	6,446,700
329,995	Tyco International Ltd.	11,071,332

	Total Industrial Conglomerates	17,518,032

	TOTAL INDUSTRIALS	48,656,482

INFORMATION TECHNOLOGY — 19.9%
	Communications Equipment — 2.0%
340,000	Juniper Networks Inc.*	8,673,400

	Computers & Peripherals — 3.2%
68,400	International Business Machines Corp.	8,249,724

See Notes to Financial Statements.

Schedule of investments continued

October 31, 2009

LEGG MASON CLEARBRIDGE CAPITAL FUND

SHARES	SECURITY	VALUE
	Computers & Peripherals — 3.2% continued
480,000	Palm Inc.*	$5,572,800

	Total Computers & Peripherals	13,822,524

	Internet Software & Services — 5.3%
26,500	Google Inc., Class A Shares*	14,207,180
400,000	VeriSign Inc.*	9,124,000

	Total Internet Software & Services	23,331,180

	IT Services — 2.7%
320,000	Accenture PLC, Class A Shares	11,865,600

	Semiconductors & Semiconductor Equipment — 1.2%
200,000	ASML Holding NV, New York Registered Shares	5,388,000

	Software — 5.5%
300,000	Blackboard Inc.*	10,641,000
425,000	Check Point Software Technologies Ltd.*	13,204,750

	Total Software	23,845,750

	TOTAL INFORMATION TECHNOLOGY	86,926,454

	TOTAL COMMON STOCKS (Cost — $378,916,430)	399,571,355

FACE AMOUNT
CONVERTIBLE BONDS & NOTES — 3.1%
CONSUMER STAPLES — 0.5%
	Food & Staples Retailing — 0.5%
$2,800,000	Pantry Inc., Senior Subordinated Notes, 3.000% due 11/15/12	2,320,500

INDUSTRIALS — 2.6%
	Commercial Services & Supplies — 2.6%
10,000,000	Covanta Holding Corp., Senior Notes, 3.250% due 6/1/14(c)	11,250,000

	TOTAL CONVERTIBLE BONDS & NOTES (Cost — $12,666,236)	13,570,500

CONTRACTS
PURCHASED OPTIONS — 1.1%
805	S&P 500 Index, Put @ $1,050.00, expires 1/16/10 (Cost — $4,454,065)	4,677,050

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $396,036,731)	417,818,905

See Notes to Financial Statements.

LEGG MASON CLEARBRIDGE CAPITAL FUND

FACE AMOUNT	SECURITY	VALUE
SHORT-TERM INVESTMENT — 4.2%
	Repurchase Agreement — 4.2%
$18,326,000	Interest in $499,994,000 joint tri-party repurchase agreement dated 10/30/09 with RBS Securities Inc., 0.070% due 11/2/09; Proceeds at maturity — $18,326,107; (Fully collateralized by various U.S. government agency obligations, 2.000% to 6.000% due 12/9/09 to 4/23/29; Market value — $18,692,527) (Cost —$18,326,000)	$18,326,000

	TOTAL INVESTMENTS — 99.8% (Cost — $414,362,731#)	436,144,905
	Other Assets in Excess of Liabilities — 0.2%	814,416

	TOTAL NET ASSETS — 100.0%	$436,959,321

*	Non-income producing security.
(a)	Security is valued in good faith at fair value by or under the direction of the Board of Trustees (See Note 1).
(b)	Illiquid security.
(c)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:

ADR — American Depositary Receipt

See Notes to Financial Statements.

Statement of assets and liabilities

October 31, 2009

ASSETS:
Investments, at value (Cost — $414,362,731)	$436,144,905
Cash	358
Receivable for securities sold	1,936,906
Dividends and interest receivable	1,010,503
Receivable for Fund shares sold	784,190
Prepaid expenses	33,015

Total Assets	439,909,877

LIABILITIES:
Payable for Fund shares repurchased	2,175,600
Investment management fee payable	279,740
Distribution fees payable	198,801
Trustees’ fees payable	19,126
Accrued expenses	277,289

Total Liabilities	2,950,556

TOTAL NET ASSETS	$436,959,321

NET ASSETS:
Par value (Note 7)	$245
Paid-in capital in excess of par value	657,396,271
Undistributed net investment income	659,640
Accumulated net realized loss on investments, written options and foreign currency transactions	(242,893,187)
Net unrealized appreciation on investments and foreign currencies	21,796,352

TOTAL NET ASSETS	$436,959,321

Shares Outstanding:
Class A	10,181,897
Class B	2,941,701
Class C	7,586,897
Class I	3,775,324
Net Asset Value:
Class A (and redemption price)	$18.57
Class B1	$16.53
Class C1	$16.61
Class I (and redemption price)	$19.39
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$19.70

[1]	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Statement of operations

FOR THE PERIOD ENDED OCTOBER 31, 2009 AND THE YEAR ENDED DECEMBER 31, 2008	2009†	2008
INVESTMENT INCOME:
Dividends	$5,641,122	$8,745,213
Interest	158,549	572,060
Less: Foreign taxes withheld	(85,496)	—

Total Investment Income	5,714,175	9,317,273

EXPENSES:
Investment management fee (Note 2)	2,541,101	4,265,599
Distribution fees (Notes 2 and 5)	1,821,229	3,887,140
Transfer agent fees (Note 5)	433,483	583,646
Registration fees	79,106	79,051
Shareholder reports (Note 5)	55,016	47,626
Trustees’ fees	38,471	42,393
Audit and tax	38,262	33,739
Legal fees	37,824	46,494
Custody fees	22,663	11,554
Insurance	11,957	20,175
Reorganization fees	—	58,300
Miscellaneous expenses	8,332	10,835

Total Expenses	5,087,444	9,086,552

NET INVESTMENT INCOME	626,731	230,721

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, WRITTEN OPTIONS AND FOREIGN CURRENCY TRANSACTIONS (NOTES 1, 3 AND 4):
Net Realized Gain (Loss) From:
Investment transactions	(68,301,085)	(149,319,717)
Written options	117,407	533,145
Foreign currency transactions	42,831	9,671

Net Realized Loss	(68,140,847)	(148,776,901)

Change in Net Unrealized Appreciation/Depreciation From:
Investments	176,924,414	(179,010,677)
Written options	—	(127,797)
Foreign currencies	14,174	(10,625)

Change in Net Unrealized Appreciation/Depreciation	176,938,588	(179,149,099)

NET GAIN (LOSS) ON INVESTMENTS, WRITTEN OPTIONS AND FOREIGN CURRENCY TRANSACTIONS	108,797,741	(327,926,000)

INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$109,424,472	$(327,695,279)

†	For the period January 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

Statements of changes in net assets

FOR THE PERIOD ENDED OCTOBER 31, 2009 AND THE YEARS ENDED DECEMBER 31,	October 31†	2008	2007
OPERATIONS:
Net investment income	$626,731	$230,721	$858,590
Net realized gain (loss)	(68,140,847)	(148,776,901)	168,804,298
Change in net unrealized appreciation/depreciation	176,938,588	(179,149,099)	(152,053,333)

Increase (Decrease) in Net Assets From Operations	109,424,472	(327,695,279)	17,609,555

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net investment income	(149,808)	—	(700,007)
Net realized gains	—	(12,886,866)	(198,595,669)

Decrease in Net Assets From Distributions to Shareholders	(149,808)	(12,886,866)	(199,295,676)

FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	32,138,238	67,024,387	107,862,114
Reinvestment of distributions	134,736	11,052,458	170,192,394
Cost of shares repurchased	(98,729,377)	(316,577,838)	(672,250,750)
Net assets of shares issued in connection with merger (Note 8)	—	75,911,449	—

Decrease in Net Assets From Fund Share Transactions	(66,456,403)	(162,589,544)	(394,196,242)

INCREASE (DECREASE) IN NET ASSETS	42,818,261	(503,171,689)	(575,882,363)

NET ASSETS:
Beginning of period	394,141,060	897,312,749	1,473,195,112

End of period*	$436,959,321	$394,141,060	$897,312,749

* Includes undistributed and (overdistributed) net investment income, respectively, of:	$659,640	$139,886	$(157,019)
†	For the period January 1, 2009 through October 31, 2009.

See Notes to Financial Statements.

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS A SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]	2004[3,4]
NET ASSET VALUE, BEGINNING OF PERIOD	$14.16	$24.87	$29.89	$29.50	$30.42	$27.04

INCOME (LOSS) FROM OPERATIONS:
Net investment income (loss)	0.06	0.07	0.11	0.07	0.03	(0.02)
Net realized and unrealized gain (loss)	4.35	(10.36)	0.22	2.90	2.26	3.87

Total income (loss) from operations	4.41	(10.29)	0.33	2.97	2.29	3.85

LESS DISTRIBUTIONS FROM:
Net investment income	—	—	(0.02)	—	—	—
Net realized gains	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	—	(0.42)	(5.35)	(2.58)	(3.21)	(0.47)

NET ASSET VALUE, END OF PERIOD	$18.57	$14.16	$24.87	$29.89	$29.50	$30.42

Total return[5]	31.14%	(42.06)%	0.69%	10.63%	7.52%	14.24%

NET ASSETS, END OF PERIOD (000s)	$189,093	$148,374	$293,510	$351,107	$353,098	$351,092

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.23%[6]	1.09%[7]	0.99%	0.99%[7]	1.11%	1.02%
Net expenses	1.23 [6]	1.09 [7]	0.99	0.99 [7,8]	1.11	1.02
Net investment income (loss)	0.43 [6]	0.35	0.36	0.23	0.09	(0.07)

PORTFOLIO TURNOVER RATE	40%	64%	49%	193%	265%	131%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009, through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.08% for the year ended December 31, 2008 and 0.97% and 0.96%, respectively for the year ended December 31, 2006.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS B SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]	2004[3,4]
NET ASSET VALUE, BEGINNING OF PERIOD	$12.68	$22.49	$27.68	$27.72	$29.01	$26.02

INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.04)	(0.08)	(0.09)	(0.16)	(0.22)	(0.24)
Net realized and unrealized gain (loss)	3.89	(9.31)	0.23	2.70	2.14	3.70

Total income (loss) from operations	3.85	(9.39)	0.14	2.54	1.92	3.46

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

NET ASSET VALUE, END OF PERIOD	$16.53	$12.68	$22.49	$27.68	$27.72	$29.01

Total return[5]	30.36%	(42.52)%	0.05%	9.75%	6.59%	13.30%

NET ASSETS, END OF PERIOD (000s)	$48,614	$68,012	$196,214	$311,161	$397,242	$415,006

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.02%[6]	1.82%[7]	1.65%	1.80%[7]	1.97%	1.85%
Net expenses	2.02 [6]	1.82 [7]	1.65	1.80 [7,8]	1.97	1.85
Net investment loss	(0.35)[6]	(0.42)	(0.33)	(0.58)	(0.77)	(0.90)

PORTFOLIO TURNOVER RATE	40%	64%	49%	193%	265%	131%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009, through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.81% for the year ended December 31, 2008 and 1.78% and 1.77%, respectively, for the year ended December 31, 2006.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS C SHARES[1]	2009[2]	2008[3]	2007[3]	2006[3,4]	2005[3,4]	2004[3,4]
NET ASSET VALUE, BEGINNING OF PERIOD	$12.74	$22.57	$27.76	$27.80	$29.07	$26.07

INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.03)	(0.06)	(0.09)	(0.16)	(0.22)	(0.24)
Net realized and unrealized gain (loss)	3.90	(9.35)	0.23	2.70	2.16	3.71

Total income (loss) from operations	3.87	(9.41)	0.14	2.54	1.94	3.47

LESS DISTRIBUTIONS FROM:
Net realized gains	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

Total distributions	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)

NET ASSET VALUE, END OF PERIOD	$16.61	$12.74	$22.57	$27.76	$27.80	$29.07

Total return[5]	30.38%	(42.46)%	0.05%	9.72%	6.65%	13.31%

NET ASSETS, END OF PERIOD (000s)	$126,045	$117,877	$288,955	$407,661	$504,642	$492,644

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.93%[6]	1.76%[7]	1.66%	1.79%[7]	1.94%	1.83%
Net expenses	1.93 [6]	1.76 [7]	1.66	1.78 [7,8]	1.94	1.83
Net investment loss	(0.27)[6]	(0.34)	(0.33)	(0.57)	(0.74)	(0.88)

PORTFOLIO TURNOVER RATE	40%	64%	49%	193%	265%	131%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period January 1, 2009, through October 31, 2009.
[3]	For the year ended December 31.
[4]	Represents a share of capital stock outstanding prior to April 16, 2007.
[5]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[6]	Annualized.
[7]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.75% for the year ended December 31, 2008 and 1.77% and 1.76%, respectively, for the year ended December 31, 2006.

[8]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:

CLASS I SHARES[1,2]	2009[3]	2008[4]	2007[4]	2006[4,5]	2005[4,5]	2004[4,5]
NET ASSET VALUE, BEGINNING OF PERIOD	$14.77	$25.83	$30.81	$30.25	$30.98	$27.42

INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.11	0.15	0.18	0.18	0.17	0.09
Net realized and unrealized gain (loss)	4.55	(10.79)	0.27	2.96	2.31	3.94

Total income (loss) from operations	4.66	(10.64)	0.45	3.14	2.48	4.03

LESS DISTRIBUTIONS FROM:
Net investment income	(0.04)	—	(0.10)	—	—	—
Net realized gains	—	(0.42)	(5.33)	(2.58)	(3.21)	(0.47)
Total distributions	(0.04)	(0.42)	(5.43)	(2.58)	(3.21)	(0.47)

NET ASSET VALUE, END OF PERIOD	$19.39	$14.77	$25.83	$30.81	$30.25	$30.98

Total return[6]	31.56%	(41.85)%	1.07%	10.93%	8.01%	14.70%

NET ASSETS, END OF PERIOD (000s)	$73,207	$59,878	$118,634	$403,266	$406,387	$344,239

RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.86%[7]	0.74%[8]	0.61%	0.63%[8]	0.67%	0.64%
Net expenses	0.86 [7,9]	0.74 [8]	0.61	0.62 [8,10]	0.67	0.64
Net investment income	0.80 [7]	0.70	0.57	0.59	0.54	0.33

PORTFOLIO TURNOVER RATE	40%	64%	49%	193%	265%	131%

[1]

Class Y shares were renamed as Class I shares on November 20, 2006. The Class I shares were converted into Class O shares and redesignated as Class I shares on December 1, 2006. The former Class I shares were terminated. The inception date and performance history of the former Class O shares have been maintained.

[2]	Per share amounts have been calculated using the average shares method.
[3]	For the period January 1, 2009, through October 31, 2009.
[4]	For the year ended December 31.
[5]	Represents a share of capital stock outstanding prior to April 16, 2007.
[6]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[7]	Annualized.
[8]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.73% for the year ended December 31, 2008 and 0.60% for the year ended December 31, 2006.

[9]

As the result of an expense limitation, effective September 18, 2009 through December 31, 2011, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I will not exceed 0.95%.

[10]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Capital Fund (formerly known as Legg Mason Partners Capital Fund) (the “Fund”) is a separate non-diversified investment series of the Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940 as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through December 21, 2009, the issuance date of the financial statements.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Fair valuing of securities may also be determined with the assistance of a pricing service using calculations based on indices of domestic securities and other appropriate indicators, such as prices of relevant American Depositary Receipts (ADRs). Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (formerly Statement of Financial Accounting Standards No. 157) (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Notes to financial statements continued

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach, income approach and/or cost approach, depending on the type of the security and the particular circumstance.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

DESCRIPTION	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL
Long-term investments:
Common stocks:
Consumer discretionary	$22,246,646	$10,786,575	—	$33,033,221
Consumer staples	23,599,900	—	$1	23,599,901
Health care	55,450,400	15,563,516	—	71,013,916
Other common stocks†	271,924,317	—	—	271,924,317
Convertible bonds & notes	—	13,570,500	—	13,570,500
Purchased options	4,677,050	—	—	4,677,050

Total long-term investments	377,898,313	39,920,591	1	417,818,905

Short-term investment†	—	$18,326,000	—	18,326,000

Total	$377,898,313	$58,246,591	$1	$436,144,905

†	See Schedule of Investments for additional detailed categorizations.

Following is a reconciliation of investments in which significant unobservable inputs (Level 3) were used in determining fair value:

INVESTMENT IN SECURITIES	CONSUMER STAPLES
Balance as of December 31, 2008	$0
Accrued premiums/discounts	—
Realized gain (loss)	—
Change in unrealized appreciation (depreciation)[1]	1
Net purchases (sales)	—
Transfers in and/or out of Level 3	—

Balance as of October 31, 2009	$1

Net unrealized appreciation (depreciation) for investments in securities still held at the reporting date[1]	$(1,222,793)

[1]

This amount is included in the change in net unrealized appreciation (depreciation) in the accompanying Statement of Operations. Change in unrealized appreciation (depreciation) includes net unrealized appreciation (depreciation) resulting from changes in investment values during the reporting period and the reversal of previously recorded unrealized appreciation (depreciation) when gains or loss are realized.

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market daily to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Written options. When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability, the value of which is marked-to-market daily to reflect the current market value of the option written. If the option expires, the Fund realizes a gain from investments equal to the amount of the premium received. When a written call option is exercised, the difference between the premium received plus the option exercise price and the Fund’s basis in the underlying security (in the case of a covered written call option), or the cost to purchase the underlying security (in the case of an uncovered written call option), including brokerage commission, is treated as a realized gain or loss. When a written put option is exercised, the amount of the premium received is subtracted from the cost of the security purchased by the Fund from the exercise of the written put option to form the Fund’s basis in the underlying security purchased. The writer or buyer of an option traded on an exchange can liquidate the position before the exercise of the option by entering into a closing transaction. The cost of a closing transaction is deducted from the original premium received resulting in a realized gain or loss to the Fund.

The risk in writing a covered call option is that the Fund may forego the opportunity of profit if the market price of the underlying security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the underlying security decreases and the option is exercised. The risk in writing a call option is that the Fund is exposed to the risk of loss if the market price of the underlying security increases. In addition, there is the risk that the Fund may not be able to enter into a closing transaction because of an illiquid secondary market.

(d) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates at the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Notes to financial statements continued

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, at the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practical after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(f) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each share class. Fees relating to a specific class are charged directly to that share class.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of October 31, 2009, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	UNDISTRIBUTED NET INVESTMENT INCOME	ACCUMULATED NET REALIZED LOSS	PAID-IN CAPITAL
(a)	—	$(132,509)	$132,509
(b)	$42,831	(42,831)	—

(a)	Reclassifications are primarily due to a tax net operating loss from a prior year reorganization.
(b)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, in accordance with the following breakpoint schedule:

AVERAGE DAILY NET ASSETS	ANNUAL RATE
First $100 million	1.000%
Next $100 million	0.750
Next $200 million	0.625
Over $400 million	0.500

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation, effective September 18, 2009 until December 31, 2011, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.95%. This expense limitation cannot be terminated prior to December 31, 2011 without the Board of Trustees’ consent.

Notes to financial statements continued

The manager is permitted to recapture amounts previously forgone or reimbursed to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below an expense limitation (“expense cap”). In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment and declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the period January 1, 2009 through October 31, 2009, LMIS and its affiliates received sales charges of approximately $10,000 on sales of the Fund’s Class A shares. In addition, for the period January 1, 2009 through October 31, 2009, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS A	CLASS B	CLASS C
CDSCs	—	$58,000	$3,000

Certain officers and Trustees of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the period January 1, 2009 through October 31, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$156,879,506
Sales	237,276,079

At October 31, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$46,295,041
Gross unrealized depreciation	(24,512,867)

Net unrealized appreciation	$21,782,174

During the period January 1, 2009 through October 31, 2009, written option transactions for the Fund were as follows:

	NUMBER OF CONTRACTS	PREMIUMS RECEIVED
Written options, outstanding December 31, 2008	—	—
Options written	910	$152,551
Options closed	(910)	(152,551)
Options expired	—	—

Written options, outstanding October 31, 2009	—	—

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 (formerly Statement of Financial Accounting Standards No. 161) (“ASC Topic 815”) requires enhanced disclosure about an entity’s derivative and hedging activities.

The following table provides information about the effect of derivatives and hedging activities on the Fund’s Statement of Operations for the six months ended October 31, 2009. The table provides additional detail about the amounts and sources of gains/(losses) realized on derivatives during the period.

AMOUNT OF REALIZED GAIN OR (LOSS) ON DERIVATIVES RECOGNIZED

	EQUITY CONTRACTS RISK	OTHER CONTRACTS RISK	TOTAL
Written options	$117,407	—	$117,407

At October 31, 2009, the Fund did not have any derivative instruments outstanding.

5. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a service fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

Notes to financial statements continued

For the period January 1, 2009 through October 31, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES*
Class A	$355,627	$213,930	$18,707
Class B	459,236	87,387	6,854
Class C	1,006,366	107,671	9,221
Class I	—	24,495	3,264

Total	$1,821,229	$433,483	$38,046

*	For the period January 1, 2009, through September 14, 2009. Subsequent to September 14, 2009, these expenses were accrued as common fund expenses.

For the year ended December 31, 2008, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$570,739	$294,227	$24,108
Class B	1,282,809	156,189	5,651
Class C	2,033,592	103,633	14,755
Class I	—	29,597	3,112

Total	$3,887,140	$583,646	$47,626

6. Distributions to shareholders by class

	PERIOD ENDED OCTOBER 31, 2009†	YEAR ENDED DECEMBER 31, 2008	YEAR ENDED DECEMBER 31, 2007
Net Investment Income:
Class A	—	—	$251,811
Class I	$149,808	—	448,196

Total	$149,808	—	$700,007

Net Realized Gains:
Class A	—	$4,263,348	$57,222,700
Class B	—	2,565,374	43,912,183
Class C	—	4,255,267	63,497,862
Class I	—	1,802,877	33,962,924

Total	—	$12,886,866	$198,595,669

†	For the period January 1, 2009 through October 31, 2009.

7. Shares of beneficial interest

At October 31, 2009, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares. Prior to April 16, 2007, the Fund had 1 billion shares of capital stock authorized with a par value of $0.001 per share.

Transactions in shares of each class were as follows:

	PERIOD ENDED OCTOBER 31, 2009†		YEAR ENDED DECEMBER 31, 2008		YEAR ENDED DECEMBER 31, 2007
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	1,871,342	$28,912,724	2,760,654	$58,988,209	2,738,055	$81,110,536
Shares issued on reinvestment	—	—	154,152	3,665,749	1,837,012	48,872,295
Shares repurchased	(2,171,143)	(34,554,992)	(5,513,454)	(114,331,506)	(4,521,481)	(135,131,153)
Shares issued with merger	—	—	1,279,563	28,086,652	—	—

Net increase (decrease)	(299,801)	$(5,642,268)	(1,319,085)	$(23,590,896)	53,586	$(5,148,322)

Class B
Shares sold	59,890	$876,871	87,201	$1,635,381	262,483	$6,720,317
Shares issued on reinvestment	—	—	103,438	2,211,534	1,517,530	36,739,929
Shares repurchased	(2,482,796)	(33,918,014)	(4,887,789)	(93,836,883)	(4,297,135)	(117,895,051)
Shares issued with merger	—	—	1,335,989	26,353,388	—	—

Net decrease	(2,422,906)	$(33,041,143)	(3,361,161)	$(63,636,580)	(2,517,122)	$(74,434,805)

Class C
Shares sold	75,216	$1,079,576	182,103	$3,372,348	709,587	$18,688,878
Shares issued on reinvestment	—	—	164,877	3,539,905	2,166,894	52,494,577
Shares repurchased	(1,743,053)	(24,373,187)	(4,977,724)	(93,379,859)	(4,758,159)	(129,513,403)
Shares issued with merger	—	—	1,083,905	21,471,409	—	—

Net decrease	(1,667,837)	$(23,293,611)	(3,546,839)	$(64,996,197)	(1,881,678)	$(58,329,948)

Class I
Shares sold	71,906	$1,269,067	126,045	$3,028,449	44,082	$1,342,383
Shares issued on reinvestment	7,428	134,736	66,072	1,635,270	1,111,710	32,085,593
Shares repurchased	(359,111)	(5,883,184)	(729,149)	(15,029,590)	(9,652,403)	(289,711,143)

Net decrease	(279,777)	$(4,479,381)	(537,032)	$(10,365,871)	(8,496,611)	$(256,283,167)

†	For the period January 1, 2009 through October 31, 2009.

Notes to financial statements continued

8. Transfer of net assets

On July 18, 2008, the Fund acquired the assets and certain liabilities of the Legg Mason Partners Classic Values Fund (the “Acquired Fund”), pursuant to a plan of reorganization approved by the Acquired Fund shareholders. Total shares issued by the Fund and the total net assets of the Acquired Fund and the Fund on the date of the transfer were as follows:

ACQUIRED FUND	SHARES ISSUED BY THE FUND	TOTAL NET ASSETS OF THE ACQUIRED FUND
Legg Mason Partners Classic Values Fund	3,669,457	$75,911,449

The total net assets of the Fund on the date of the transfer were $643,585,899.

As part of the reorganization, for each share they held, shareholders of the Acquired Fund’s Class A, Class B and Class C received 0.469677, 0.493841 and 0.492367 shares of the Fund’s Class A, Class B and Class C shares, respectively.

The total net assets of the Acquired Fund before acquisition included unrealized depreciation of $297,299, accumulated net realized loss of $25,605,712 and undistributed net investment income of $6,794. Total net assets of the Fund immediately after the transfer were $719,497,348. The transaction was structured to qualify as a tax-free reorganization under the Code, as amended.

9. Income tax information and distributions to shareholders

The tax character of distributions paid during the taxable period ended October 31, 2009 and the fiscal years ended December 31, were as follows:

	OCTOBER 31, 2009	DECEMBER 31, 2008	DECEMBER 31, 2007
Distributions Paid From:
Ordinary income	$149,808	$5,018,148	$161,468,418
Net long-term capital gains	—	7,868,718	37,827,258

Total taxable distributions	$149,808	$12,886,866	$199,295,676

As of October 31, 2009, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$744,299
Capital loss carryforward*	(242,893,187)
Other book/tax temporary differences(a)	(84,659)
Unrealized appreciation/(depreciation)	21,796,352

Total accumulated earnings/(losses) — net	$(220,437,195)

*	As of October 31, 2009, the Fund had the following net capital loss carryforward remaining:

YEAR OF EXPIRATION	AMOUNT
10/31/2015	$(25,735,825)
10/31/2016	(134,016,608)
10/31/2017	(83,140,754)

$(242,893,187)

These amounts will be available to offset any future taxable capital gains. However, $25,735,825 of this amount is subject to an annual limitation of $3,575,429 as a result of the reorganization described in Note 8.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.

10. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The

Notes to financial statements continued

order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

11. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds.

The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Notes to financial statements continued

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgment was later entered. An appeal was filed with the U.S. Court of Appeals for the Second Circuit. After full briefing, oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 4, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason ClearBridge Capital Fund (formerly Legg Mason Partners Capital Fund), a series of Legg Mason Partners Equity Trust, as of October 31, 2009, and the related statements of operations for the period from January 1, 2009 to October 31, 2009 and for the year ended December 31, 2008, the statements of changes in net assets for the period from January 1, 2009 to October 31, 2009 and for each of the years in the two-year period ended December 31, 2008, and the financial highlights for the period from January 1, 2009 to October 31, 2009 and for each of the years in the four-year period ended December 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for the year ended December 31, 2004 were audited by other independent registered public accountants whose report thereon, dated February 18, 2005, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2009, by correspondence with the custodian and broker. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason ClearBridge Capital Fund as of October 31, 2009, and the results of its operations, the changes in its net assets, and the financial highlights for the periods described above, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 21, 2009

Legg Mason ClearBridge Capital Fund 2009 Annual Report